Exhibit 1.3

ASSIGNMENT AND AMENDATORY AGREEMENT

ASSIGNMENT AND AMENDATORY AGREEMENT, dated as of September 16, 2016 (this “Agreement”), by and among Cambria Capital, LLC, a California limited liability company (“Assignor”), Orchard Securities, LLC, a Utah limited liability company (“Assignee”) and HC Government Realty Trust, Inc., a Maryland corporation (the “Company,” and, together with the Assignor and the Assignee, the “Parties” and each a “Party”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the MBD Agreement (as hereinafter defined).

RECITALS

A. On July 1, 2016, the Assignor and the Company entered into a Managing Broker-Dealer Agreement (the “MBD Agreement”).

B. The Assignor desires to assign its rights and obligations under the MBD Agreement to the Assignee (the “Assignment”) and the Assignee desires to assume such rights and obligations.

C. The Company desires that the Assignor and the Assignee effectuate the Assignment and consents to the Assignment.

D. In connection with the Assignment, the Parties desire to amend certain provisions of the MBD Agreement as more fully described below.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual agreements and covenants contained herein and in the MBD Agreement, hereby agree as follows:

1.                  Assignment and Assumption. Assignor hereby assigns to Assignee, Assignor’s right, title and interest in, to and under the MBD Agreement along with all of its obligations under the MBD Agreement. Assignee hereby accepts the assignment of such rights, title and interest in the MBD Agreement and expressly assumes all of Assignor’s obligations under the MBD Agreement. The Company hereby consents to such assignment and assumption and shall treat the Assignee as the “Managing Broker-Dealer” under the MBD Agreement as if the Assignee were the original party thereto.

2.                  Amendment to Definition of Minimum Offering Amount. The defined term “Minimum Offering Amount” appearing in Section 3.2 of the MBD Agreement is hereby amended and changed from $5,000,000 to $3,000,000.

3.                  Amendment to Section 4 of MBD Agreement. Section 4 of the MBD Agreement is hereby deleted in its entirety and replaced with the following:

“Compensation and Expense Allowances. As compensation for services rendered by the Managing Broker-Dealer under this Agreement, the Managing Broker-Dealer will be entitled to receive from the Company:

4.1 A selling commission of up to 6.0% of the Shares sold by the Managing Broker-Dealer (the “Total Sales”), which it may re-allow in whole or in part to the Dealers.

4.2 A Managing Broker-Dealer fee of 1.25% of the Total Sales, which it may re-allow in part to the Dealers.

4.3 A non-accountable expense reimbursement of 1% of the Total Sales, which it may re-allow in whole or in part to the Dealers.

4.4 An accountable expense reimbursement of up to 0.50% of the Total Sales that clear through the custody, clearing and facilitation platform of Folio, which it shall re-allow to the Dealers to the extent that such Dealers utilize the Folio platform.

Notwithstanding the above, if a sale of Shares is made to such persons as are set forth under Offering Circular Section “PLAN OF DISTRIBUTION” then the Managing Broker-Dealer may be entitled to reduced selling commissions and expense reimbursements as mutually agreed by the Company and the Managing Broker-Dealer.

On or prior to the date of this Agreement, the Company has delivered a retainer of $15,000 (the “Retainer Amount”) to the Assignor to be used by the Managing Broker-Dealer for the payment of out of pocket expenses actually incurred by the Managing Broker-Dealer for legal services and regulatory filing fees, including fees payable to FINRA for filings made under FINRA Rule 5110, in an amount not to exceed $30,000.00 (“Legal and Filing Fees”). Legal and Filing Fees, shall be set off against and credited toward the non-accountable expense reimbursements payable to the Managing Broker-Dealer, provided, however, that, in the event that the Maximum Offering Amount is achieved, the Company shall reimburse to the Managing Broker-Dealer the set-off amount. Notwithstanding anything to the contrary contained in this Agreement, no fee, compensation or expense reimbursement may be paid to the Managing Broker-Dealer or any Dealer following the termination of this Agreement in violation of FINRA Conduct Rule 5110(f)(2)(D).”

The Parties acknowledge that Assignor has received the Retainer Amount and has already applied a portion of the Retainer Amount to Legal and Filing Fees. Assignor shall be responsible for overseeing the FINRA Rule 5110 Filing in coordination with the Assignee and the Company and shall continue to utilize the Retainer Amount to cover any associated Legal and Filing Fees. Any unused portion of the Retainer Amount will either be applied by the Assignor at the Closing and at the direction of Assignee to cover additional Legal and Filing Fees or returned to the Company.

4.                  Amendment to Section 3.7. Section 3.7 of the MBD Agreement is hereby deleted in its entirety and replaced with the following new Section 3.7 and all other references throughout the MBD Agreement to the Managing Broker-Dealer being organized under the laws of the State of California are hereby changed to the State of Utah, where the Assignee was, in fact, organized:

“3.7 The Managing Broker-Dealer is a duly organized and validly existing limited liability company under the laws of the State of Utah.”

5.                  Amendment to Section 3.13. Section 3.13 of the MBD Agreement is hereby deleted in its entirety and replaced with the following new Section 3.13.

“3.13 The Managing Broker-Dealer represents that it believes that the commissions and fees payable to the Managing Broker-Dealer as set forth in this Agreement are fair, reasonable and not in excess or violation of applicable rules, regulations and other requirements of the SEC, FINRA, Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”).”

6.                  Amendment to Section 7.1. Section 7.1 of the MBD Agreement is hereby deleted in its entirety and replaced with the following new Section 7.1.

“7.1 This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Utah. The Company, the Managing Broker-Dealer and each Dealer hereby agree that venue for any equitable action brought in connection with this Managing Broker-Dealer Agreement or any action to enforce an arbitration award shall lie exclusively in the state and federal courts residing in Salt Lake City, Utah. All disputes other than equitable actions and disputes relating to the enforcement of arbitration awards shall be resolved in accordance with Section 7.2 below.”

7.                  MBD Agreement Remain in Force. Except as expressly set forth in this Agreement, the MBD Agreement remains unmodified and in full force and effect.

8.                  Governing Law. This Agreement shall be governed by the same governing law as the MBD Agreement.

9.                  Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal valid and binding execution and delivery for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ASSIGNOR: Cambria Capital, LLC By: /s/ Joel Vanderhoof Name: Joel Vanderhoof Title: EVP	ASSIGNEE: Orchard Securities, LLC By: /s/ Kevin Bradburn Name: Kevin Bradburn Title: President
COMPANY: HC Government Realty Trust, Inc. By: /s/ Robert Kaplan, Jr. Name: Robert Kaplan, Jr. Title: President and Director

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